SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 25, 2002

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	0-12379	31-1042001

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 High Street Hamilton, Ohio (Address of principal executive offices)		45011 (Zip Code)

Registrant’s telephone number, including area code: (513) 867-5240

Form 8-K	First Financial Bancorp.

Item 5. Other Events.

First Financial Bancorp (Bancorp) is releasing the following information as an update to its Project Renaissance and third quarter 2002 operations to-date.

Project Renaissance

Bancorp’s multi-phased regionalization and expansion project to consolidate the company’s 14 banks into 4 regional affiliates, progressed with the formation of First Financial Bank resulting from the merger of First National Bank of Southwestern Ohio and Hebron Deposit Bank, two of Bancorp’s affiliates. Simultaneously, the banks accomplished a successful data processing conversion.

In the third quarter, Bancorp will spend approximately $0.03 per share for Project Renaissance. This being the largest phase, the number of accounts converted resulted in a significant outlay. An additional component of the expense is attributable to the name change to First Financial Bank.

To-date, Bancorp has converted well over a half-million customer accounts to the new system. Additionally, since the project’s inception, Bancorp has continued its investment in technology with the installation of over 2,000 new PCs and printers.

Bancorp has scheduled the last of its data processing conversions in November 2002 with Sand Ridge Bank, Bright National Bank and National Bank of Hastings. Concurrently, these affiliates will merge under the name Sand Ridge Bank. The cost associated with this combination and the remainder of Project Renaissance is expected to be between $0.02 and $0.03 per share.

Net Interest Income & Net Interest Margin

Net interest income for the third quarter is expected to be relatively flat over the same period in 2001. Net interest margin is expected to remain strong. Mortgage refinancing activity continues at record levels. Due to historically low interest rates, Bancorp has sold a large portion of these mortgages. At the same time Bancorp is experiencing the industry-wide increase in prepayments on existing mortgage loans, thus reducing mortgage loan balances and increasing fees from loan sales.

Non Interest Income

Non interest income for the third quarter is expected to increase in the high single digits over the same period in 2001 partially due to the loan-sale income discussed above.

Credit Quality

Provision for loan and lease loss expense for the third quarter is expected to be higher than the previous quarter and more in line with the first quarter of 2002. The expectation is between $5 million and $6 million. The Community First Bank & Trust affiliate’s provision expense represents a disproportionate share of Bancorp’s total provision relative to total loans, accounting for the increase over prior quarter. This increase is warranted due to their reliance on agriculture and manufacturing within their region. While business conditions in the Midwest manufacturing sector have shown some improvement, net chargeoffs and non-performing assets at Community First Bank & Trust remain at elevated levels. Accordingly, Community First Bank & Trust has the highest reserve ratio among all Bancorp affiliates.

Bancorp’s net chargeoffs for the third quarter are estimated to be in the low to mid 50 basis point range.

The reserve as a percent of loans for the third quarter is expected to increase to just under 1.80%.

Non performing assets are expected to increase between $5 million and $6 million.

Increases in credit-related concerns have resulted in increased credit and collection expense to-date.

First Financial Bancorp will report third-quarter 2002 earnings on October 18, 2002, prior to the market opening.

Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties which may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2001 Form 10-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ C. Douglas Lefferson C. Douglas Lefferson Senior Vice President and Chief Financial Officer

Date: September 25, 2002